AMENDMENT NO. 2 TO
                                PHH CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN


THIS AMENDMENT NO. 2 is dated as of this February 26, 1996, to the PHH Corporation Executive Deferred Compensation Plan approved by the Board of Directors on February 28, 1994, and as amended pursuant to Amendment No.1 dated as of April 10, 1995 (the "Plan").

PREAMBLE

The Compensation Committee of the Board of Directors of PHH Corporation (the "Corporation") desires that the Plan be amended to provide for the revocation of Optional Deferral Elections and Matching Contributions in certain events.

Accordingly, the Plan is hereby amended as follows:

1.       Section 1. (Definitions) is amended as follows:

         a. The following term shall be added after the term "Board of Directors":

         (c) "Change in Control" shall be deemed to have taken place on the date of the earlier to occur of either of the following events: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of directors of the Corporation; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

         b.       The following term shall be added after the term "ERISA":

         (k) "Financial Trigger" shall be deemed to have occurred if the Corporation's Net Income for any fiscal quarter is less than 50% of the Corporation's Net Income for the same fiscal quarter for the immediately preceding year. The term "Net Income" shall mean the consolidated net income of the Corporation and its consolidated subsidiaries, determined on the basis of generally accepted accounting principles, excluding extraordinary gains and gains from discontinued operations but including extraordinary losses and losses from discontinued operations. The Corporation's Net Income for the fiscal quarter in question shall be determined by reference to the Corporation's quarterly report on Form 10-Q as filed with the Securities and Exchange Commission for that fiscal quarter and shall be deemed to have occurred at the time such filing is made.


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         c.       The following term shall be added after the term "Plan Year":

         (r) "Potential Change in Control" shall be deemed to have taken place if (i) any third person commences a tender or exchange offer (other than a tender or exchange offer which, if consummated, would not result in a change of control) for twenty percent (20%) or more of the then outstanding shares of common stock or combined voting power of the Corporation's then outstanding voting securities; (ii) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (iii) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iv) the Board of Directors of the Corporation adopts a resolution to the effect that, for purposes of this Plan, a Change in Control is imminent.

         d. The terms listed in Section 1. shall be re-lettered as appropriate.

2.       Section 3. (Participation) is hereby amended as follows:

         a. In subsection 3(b)  (Termination),  the word "or" prior to subclause
         (iii) in the first sentence of that subsection shall be deleted and the following inserted prior to the period at the end of that sentence: "; or (iv) immediately upon a Change in Control, Potential Change in Control or Financial Trigger pursuant to Section 4(e) and Section 5(c) hereof."

         b.  The following shall be added at the end of that Section:

         "(c) Re-Election. A Participant whose Optional Deferral Election has been revoked under Section 4(e) herein during any Plan Year may make an Optional Deferral Election for any subsequent Plan Year by following the procedure set forth in Section 4(b) herein. The Participant shall be entitled to have credited to his Account the amount of any matching contributions on such new optional deferrals to which he or she is entitled pursuant to Sections 5(a) and 5(b) herein."

3.       Section 4. (Optional Deferrals) is amended by:

         a. inserting the words: "Except as provided in Section 4(e)," at the beginning of the first sentence of Section 4(c) (Optional Deferral Election Irrevocable).

         b.  inserting the following at the end of that Section:

         "(e) Revocation of Optional Deferral Election. In the event of a Change in Control, a Potential Change in Control, or a Financial Trigger, all Optional Deferral Elections then in effect shall be automatically revoked for the remainder of the Plan Year, and the amount of Compensation to be otherwise deferred in accordance with such Optional Deferral Election shall be payable directly to the Participant as if no Optional Deferral Election were in effect."

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4.       Section 5.   (Matching  Contributions  Relating  to Employee Investment
         Plan) is amended as follows:

         (a) In Subsection (b) (Vesting), the following sentence shall be inserted at the end of that subsection: "Notwithstanding the above, upon a Change in Control a Participant shall become vested immediately in the portion of his or her Account attributable to matching contributions."

         (b)  The  following  subsection  shall  be  inserted at the end of that
         Section:

         "(c) Cessation of Matching Contributions. Notwithstanding anything to the contrary herein, in the event of a Change in Control, any matching contribution to be credited to a Participant's Account subsequent to such event shall be automatically withheld, and a Participant will receive additional compensation from the Corporation equal to the amount of the matching contribution to be otherwise be credited to his or her Account in accordance with this Section 5."

5. Section 10 (Forfeiture of Right to Matching Contributions) is hereby amended as follows:

         (a) The parenthetical: "(except that this Section shall not apply in the event of a Change in Control, Potential Change in Control or Financial Trigger as provided in Section 5(b) and 5(c) herein)," shall be inserted after the words "Notwithstanding any other provision of this Plan" in the first line of that Section.

6.       Miscellaneous.

         6.1 Except as otherwise expressly provided herein, the terms of the Plan shall remain in full force and effect.

         6.2 Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

This Amendment No. 2 to the Executive Deferred Compensation Plan is hereby executed as of the date first above written pursuant to the approval of the Corporation's Board of Directors on February 26, 1996.


                                               PHH CORPORATION



                                               By:      /s/ Robert D. Kunisch
                                                        -----------------------
                                                        Robert D. Kunisch
                                                        Chief Executive Officer
                                                                 and President

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